UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 6, 2006

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Election of a Member of the Board of Directors.

On March 6, 2006, Peter H. Rothschild, Stuart I. Oran and Jerry W. Levin were appointed to the Board of Directors of Wendy’s International, Inc. (the "Company"). The Company entered into an agreement, dated as of March 2, 2006 (the "Trian Agreement"), with Trian Fund Management, L.P. and certain of its affiliates, and Sandell Asset Management Corp. and certain of its affiliates (collectively, "Trian/Sandell Filing Persons"), pursuant to which, the Company agreed, effective not later than March 6, 2006, to increase the size of its Board of Directors from 12 to 15 members and appoint as Directors to fill the three newly created vacancies Messrs. Rothschild, Oran and Levin, with terms expiring in 2006, 2007 and 2008, respectively. The Company also agreed that at its 2006 Annual Meeting, the Board would nominate Mr. Rothschild as a Director of the Company, with a term expiring in 2009, and at its 2007 Annual Meeting the Board would nominate Mr. Oran for re-election as a Director of the Company, with a term expiring in 2010. The Company further agreed that one of
Mr. Rothschild or Mr. Levin will be appointed to each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and that one of Mr. Rothschild, Mr. Oran or Mr. Levin will be offered the opportunity to serve on each other committee of the Board.

The Trian/Sandell Filing Persons have in turn agreed to vote their shares in favor of the Company’s Director nominees at the 2006 Annual Meeting and to certain other commitments and standstill provisions through June 30, 2007 (subject to early termination in, among other circumstances, the event the Company does not satisfy its obligations to appoint the Trian/Sandell Filing Persons’ Director nominees as set forth above, to complete a spin-off of Tim Hortons Inc. no later than December 31, 2006 or to abide by other specified commitments in the Trian Agreement). The Trian Agreement has been filed as Exhibit 10(v) to the Company’s Form 10-K for the year ended January 1, 2006.

Mr. Rothschild has been Managing Member of Daroth Capital LLC since its founding in 2001. Mr. Rothschild is also President and CEO of Daroth Capital Advisors LLC (a subsidiary of Daroth Capital LLC). Daroth Capital LLC is involved in investing and advising clients on financings, mergers and acquisitions and restructuring. Daroth Capital Advisors LLC, a member of the National Association of Securities Dealers, provides investment banking advice and raises capital for its clients. Prior to founding Daroth Capital, Mr. Rothschild was a Managing Director and Co-Head of the Leveraged Finance and Industrial Finance groups at Wasserstein Perella, the predecessor company to Dresdner Kleinwort Wasserstein, from 1996 to 2001. He was also a senior Managing Director and Head of the Natural Resources Group at Bear Stearns & Co. Inc. and one of the founders of the firm’s Leveraged Finance and Financial Buyer Coverage groups from 1990 to 1996. Mr. Rothschild served as Managing Director and Head of the Industrial Group at Drexel Burnham Lambert from 1984 to 1990. Mr. Rothschild is currently a member of the board of directors of Deerfield Triarc Capital Corp.

Mr. Oran is Managing Member, Roxbury Capital Group LLC, which he founded in April, 2002. Roxbury Capital Group is engaged in advisory and private equity investment activities relating to acquisitions, capital formation, corporate restructurings and oversight of portfolio companies. From July, 1994 to March, 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President—Corporate Affairs, Senior Vice President—International (responsibility for United’s business and operations outside the United States and Canada) and Senior Vice President—Business Aviation for United and President and Chief Executive Officer of Avolar (United’s business aviation business). Prior to joining UAL and United, Mr. Oran was a corporate partner at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP where he focused on mergers and acquisitions and private equity transactions from 1974 to 1994.

Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm organized by Mr. Levin in February, 2005. Mr. Levin was Chairman and Chief Executive Officer of American Household, Inc. (formerly the Sunbeam Corporation), a consumer products company, from June, 1998 until January, 2005. In 1989, he joined MacAndrews & Forbes Holdings Inc. which controlled a number of companies, including The Coleman Company, Inc. and Revlon, Inc. Mr. Levin held executive positions in each of these companies including the title of Chairman from 1989 to 1998. Mr. Levin was also with the Pillsbury Company initially as head of corporate development and then as chief executive of several operating units within the Pillsbury Company that included Haagen-Dazs and the firm’s restaurant group (comprised of Burger King, Steak & Ale, Bennigan’s, Chart House and Godfather’s Pizza) from 1974 to 1989. Mr. Levin is currently a member of the board of directors of Ecolab Inc. and U.S. Bancorp.

The Board is expected to consider the independence of Messrs. Rothschild, Oran and Levin at its next meeting, but has no reason to believe that they are not independent. The Board has determined that it will offer Mr. Levin the opportunity to serve on the Compensation Committee and the Nominating and Corporate Governance Committee in accordance with the terms of the Trian Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

March 10, 2006	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Executive Vice President & Chief Financial Officer